UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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ASTRONOVA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AstroNova, Inc.

600 East Greenwich Avenue

West Warwick, Rhode Island 02893

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 17, 2017

To the Shareholders of AstroNova, Inc.:

Notice is hereby given that the 2017 Annual Meeting of Shareholders of AstroNova, Inc. (the “Company”) will be held at the offices of the Company, 600 East Greenwich Avenue, West Warwick, Rhode Island on Wednesday, May 17, 2017, beginning at 10:00 a.m., for the following purposes:

(1)	To consider and vote upon the election of seven directors to serve until the next annual meeting of shareholders or until their successors are elected and have qualified;

(2)	To conduct an advisory vote to approve the Company’s executive compensation;

(3)	To ratify the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2018; and

(4)	To transact such other business as may properly come before the meeting.

The close of business on March 24, 2017 has been fixed as the record date for determining shareholders entitled to attend or vote at the annual meeting or any adjournment thereof.

You may vote on these matters in person, by proxy or via the Internet or telephone. Whether or not you plan to attend the meeting, please promptly complete and return the enclosed proxy card in the enclosed addressed, postage-paid envelope or vote via the Internet or telephone, so that your shares will be represented and voted at the meeting in accordance with your wishes. If you attend the meeting, you may withdraw your proxy or Internet or telephone vote and vote your shares in person.

By Order of the Board of Directors

Peter M. Rosenblum
Secretary

April 13, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 17, 2017.

The Company’s Proxy Statement, form of proxy card, and Annual Report are available for viewing, printing and downloading at:

http://www.proxyvote.com

This website does not use “cookies” to track or identify visitors.

AstroNova, Inc.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 17, 2017

The Meeting

The 2017 annual meeting of shareholders of AstroNova, Inc. (the “Company”) will be held at 10:00 a.m., local time, on Wednesday, May 17, 2017 at the offices of the Company, 600 East Greenwich Avenue, West Warwick, Rhode Island. At the meeting, shareholders of record on the record date for the meeting who are present or represented by proxy will have the opportunity to vote on the following matters:

•	the election of seven directors to serve until the next annual meeting of shareholders or until their successors are elected and have qualified;

•

the approval, on an advisory, non-binding basis, of the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (including in the compensation discussion and analysis, compensation tables, and accompanying narrative disclosures);

•	the ratification of the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2018; and

•	such other business as may properly come before the meeting.

Solicitation and Revocation of Proxies

The accompanying proxy is solicited by the Board of Directors (the “Board”) of the Company in connection with its 2017 annual meeting of shareholders. The Company will bear the cost of such solicitation. It is expected that the solicitation of proxies will be primarily by mail. Proxies may also be solicited personally by directors, officers, and employees of the Company at nominal cost. The Company may reimburse brokerage houses and other custodians, nominees and fiduciaries holding stock for others in their names, or in those of their nominees, for their reasonable out-of-pocket expenses in sending proxy material to their principals or beneficial owners and obtaining their proxies. Any shareholder giving a proxy has the power to revoke it at any time prior to its exercise, but the revocation of a proxy will not be effective until notice thereof has been given to the Secretary of the Company. Every properly submitted proxy will be voted in accordance with the specification made thereon. This proxy statement and the accompanying proxy are expected to be first sent to shareholders on or about April 18, 2017.

Who May Vote

The Board has established March 24, 2017 as the record date for the annual meeting. Only shareholders of record at the close of business as of that date will be entitled to attend or vote at the annual meeting. On the record date, there were 7,525,046 shares of common stock of the Company outstanding. There was no other outstanding class of voting securities.

A list of shareholders entitled to vote will be available at the annual meeting. In addition, you may contact John Jordan, at the Company’s offices located at 600 East Greenwich Avenue, West Warwick, Rhode Island, to

make arrangements to review a copy of the shareholder list at those offices, between the hours of 9:00 a.m. and 5:00 p.m., local time, on any business day from May 5, 2017 to the time of the annual meeting.

How to Vote

You are entitled to one vote at the meeting for each share of common stock registered in your name at the close of business on the record date for the meeting. You may vote your shares at the meeting in person, by proxy or via the Internet or the toll-free number (for residents of the United States and Canada) listed on your proxy card.

•	To vote in person, you must attend the meeting, and then complete and submit the ballot provided at the meeting.

•

To vote by proxy, you must complete and return the enclosed proxy card. Your proxy card will be valid only if you sign, date and return it before the meeting. By completing and returning the proxy card, you will direct the persons named on the proxy card to vote your shares at the meeting in the manner you specify. If you complete all of the proxy card except the voting instructions, then the designated persons will vote your shares

•	FOR the re-election of each of Graeme MacLetchie, April L. Ondis, Everett V. Pizzuti, Mitchell I. Quain, Harold Schofield, Hermann Viets and Gregory A. Woods as a director of the Company;

•	FOR the approval, on an advisory, non-binding basis, of the Company’s executive compensation as described in this proxy statement; and

•	FOR the ratification of the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2018.

If any other business properly comes before the meeting, then the designated persons will have the discretion, to the extent authorized by applicable rules and regulations, to vote all shares they own or represent by proxy in any manner they deem appropriate.

•

To vote via the Internet, you must access the website for Internet voting at www.proxyvote.com. Please have the enclosed proxy card handy when you access the website and follow the on-screen instructions. Internet voting facilities for shareholders of record will be available 24 hours a day until 11:59 p.m. (Eastern time) on May 16, 2017. If you vote via the Internet, you do not have to return your proxy card via mail.

•

To vote via telephone, use any touch-tone telephone and call 1-800-690-6903 to transmit your voting instructions up until 11:59 p.m. (Eastern time) on May 16, 2017. Please have the enclosed proxy card handy when you call and then follow the instructions. If you vote via telephone, you do not have to return your proxy card via mail.

If you vote by proxy or via the Internet or telephone, you may revoke your vote at any time before it is exercised by taking one of the following actions:

•	sending written notice to the Company’s Secretary at the address set forth on the notice of meeting appearing on the cover of this proxy statement;

•	voting again by proxy or via the Internet or telephone on a later date; or

•	attending the meeting, notifying the Company’s Secretary that you are present, and then voting in person.

Shares Held by Brokers or Nominees

If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of providing voting instructions to them over the Internet or by telephone, directions for which would be provided by your brokerage firm on your vote instruction form.

Under stock exchange rules applicable to most brokerage firms, if you do not give instructions to your broker, your broker will be permitted to vote any shares it holds for your account in its discretion with respect to “routine” proposals, but will not be allowed to vote your shares with respect to “non-routine” proposals. Proposal 1, regarding the election of Directors, and Proposal 2, regarding the approval, on an advisory, non-binding basis, of the Company’s executive compensation, are “non-routine” proposals. If you do not instruct your broker how to vote with respect to these proposals, your broker will not vote your shares on them and your shares will be recorded as “broker non-votes” and will not affect the outcome of the vote on those proposals. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that, while voting in its discretion on one matter, it does not have or did not exercise discretionary authority to vote on another matter.

Proposal 3, regarding the ratification of Wolf & Company, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2018, is considered to be a routine item under the applicable rules and your broker will be able to vote on this item even if it does not receive instructions from you, so long as your broker holds your shares in its name.

If a broker or nominee holds shares of common stock in “street name” for your account, then this proxy statement may have been forwarded to you with a voting instruction card, which allows you to instruct the broker or nominee how to vote your shares on the proposals described herein. To vote by proxy or instruct your broker how to vote, you should follow the directions provided with the voting instruction card. In order to have your vote counted on Proposal 1 and Proposal 2, you must either provide timely voting instructions to your broker or obtain a properly executed proxy from the broker or other record holder of the shares that authorizes you to act on behalf of the record holder with respect to the shares held for your account.

Votes Required to Transact Business at the Meeting

The holders of a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

Multiple Shareholders Sharing the Same Address

If you and other residents at your mailing address own shares of the Company’s common stock through a broker or other nominee, you may have elected to receive only one copy of this proxy statement and the Company’s fiscal year 2017 Annual Report. If you and other residents at your mailing address own shares of common stock in your own names, you may have received only one copy of this proxy statement and the fiscal year 2017 Annual Report, unless you provided the Company’s transfer agent with contrary instructions.

This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. You may promptly obtain an additional copy of this proxy statement, enclosed proxy card and our fiscal year 2017 Annual Report by sending a written request to AstroNova, Inc., attention Investor Relations Department, 600 East Greenwich Avenue, West Warwick, Rhode Island 02893, or by calling the Company’s investor relations department at 617-542-5300. If you hold your shares through a broker or other nominee and wish to discontinue householding or to change your householding election, you may do so by contacting your broker or by calling (800) 542-1061 or writing to Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717. If you hold shares in your own name and wish to discontinue householding or change your householding election, you may do so by calling (877) 373-6374 or writing to Computershare Investor Services at P.O. Box. 43078, Providence, RI 02940-3078.

Directions to the Company’s offices

The annual meeting will be held at the Company’s offices 600 East Greenwich Avenue, West Warwick, Rhode Island. For those planning to attend the special meeting, directions to our offices can be found under the heading “Contact Us” on our website.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the annual meeting, seven directors are to be elected to hold office until the next annual meeting or until their respective successors are elected and qualified. The persons named in the accompanying proxy, who have been designated by the Board, intend to vote, unless otherwise instructed, for the election to the Board of the persons named below. The biographies below contain information regarding the person’s service as director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Nominating Committee and the Board to determine that the person should serve as a director.

Graeme MacLetchie, 79, is a private investor and was a director of Deutsche Bank Alex Brown (Private Client Division), an investment banking and brokerage services company for private wealth and asset management, from November 1995 until his retirement in March 2010. Prior to this, Mr. MacLetchie was Senior Vice President of C. J. Lawrence Deutsche Bank Securities Corporation from 1970 to 1995. He has been a director of the Company since 2002 and also served as a director of E-Sync Networks Inc., a provider of managed enterprise services and solutions to medium and large businesses, from 1994 to 1999. We believe that Mr. MacLetchie’s substantial experience in the financial sector and knowledge of the financial, regulatory, corporate governance and other matters affecting public companies qualify him to serve on our Board.

April L. Ondis, 43, has been a director since November 2015. Since January 2017, Ms. Ondis has served as Director of Marketing for Mt. Wachusett Community College. From September 2015 to January 2017, Ms. Ondis served as a Marketing Manager for Crossref, a collaborative reference linking service operated by Publishers International Linking Associations, Inc. Prior to joining Crossref, Ms. Ondis held a variety of marketing-related positions with the Company, including Applied Marketing Manager from January 2015 to August 2015, Worldwide Marketing Director from 2005 through December 2014 and Marketing Assistant from 1998 to 2005. We believe that Ms. Ondis’ substantial knowledge of the markets in which the Company operates and extensive knowledge of the Company’s customer relationships qualify her to serve on our Board.

Everett V. Pizzuti, 80, served as Chief Executive Officer of the Company from June 2011 to January 31, 2014. Prior to serving as Chief Executive Officer of the Company, Mr. Pizzuti was its President and Chief Operating Officer from 1971 to June 2011. Mr. Pizzuti has also been a director of the Company since 1985. Prior to 1971, he served as General Sales Manager of the Recorder Division of Gulton Industries. Through his long service with the Company, Mr. Pizzuti has an intimate knowledge of the Company’s products and markets and is able to provide our Board with insight and advice related to the Board’s decisions. Based on this experience, we believe that Mr. Pizzuti is qualified to serve on our Board.

Mitchell I. Quain, 65, has been a director since August 2011. Mr. Quain has served as a Senior Advisor at the Carlyle Group, a private equity firm since December 2011. From January 2010 through December 2011, Mr. Quain was a Partner at One Equity Partners, a private investment firm. From 2006 through 2009, he was a Senior Director of ACI Capital Corp. From 2002 through 2005, Mr. Quain served as Chairman of Register.Com, Inc., an internet services provider, and from 1997 to 2001 he was employed with ABN AMRO and its predecessors in several capacities, including Vice Chairman of Investment Banking. Mr. Quain also serves as a director of Hardinge Inc., a global designer, manufacturer and distributor of machine tools, RBC Bearings, Inc., an international manufacturer and marketer of highly engineered precision plain, roller and ball bearings, and Jason Industries, Inc. a manufacturing company operating in the seating, finishing, acoustics and components businesses. Mr. Quain previously served as a director of DeCrane Aircraft Holdings, Inc., Handy & Harman Ltd., HEICO Corporation, MagneTek, Inc., Mechanical Dynamics, Inc., Register.com, Inc., Titan International, Inc. and Tecumseh Products Company. We believe that Mr. Quain’s extensive experience in the private equity sector and public company experience qualify him to serve on our Board.

Harold Schofield, 75, has been the owner and manager of Schofield Imaging Associates, LLC, in Narragansett, Rhode Island since 2004, and, since January 2017, has served as interim chief executive officer of NuLabel Technologies, Inc., a developer and provider of adhesive solutions for labeling and decorating applications. Prior to founding Schofield Imaging Associates, LLC, Mr. Schofield was Founder, President and CEO of Atlantek Incorporated (“Atlantek”), a manufacturer of thermal printers and retired as Vice President and General Manager of Zebra Atlantek, Inc. following the acquisition of Atlantek by Zebra Technologies Corp. in November 2003. Prior to founding Atlantek, Mr. Schofield was Design Engineering Manager at Gulton Industries where he was responsible for design and development of thermal printers, plotters, and chart recorders. Mr. Schofield is an internationally recognized authority in the electronic printing field. We believe that Mr. Schofield’s long history and expertise in the printing and imaging field qualify him to serve on our Board.

Hermann Viets, Ph.D., 74, served as the President and Chief Executive Officer of the Milwaukee School of Engineering, a university located in Milwaukee, Wisconsin focused primarily on engineering education, from 1991 until his retirement in June 2015 and continues to serve on the Board of Regents of that institution. Dr. Viets served as a director of Gehl Co., a publicly traded manufacturing company, from 1999 until its acquisition by Manitou BF S.A. in 2008. Dr. Viets was also a trustee of Polytechnic University (a private engineering school located in Brooklyn, NY) until 2009. Dr. Viets has been a director of the Company since 1988. We believe that Dr. Viets’ executive experience as president of a university and as a director of another public company and his understanding of the Company’s products as well as corporate governance matters qualify him to serve on our Board.

Gregory A. Woods, 58, has served as Chief Executive Officer of the Company since February 1, 2014. Mr. Woods joined the Company in September 2012 as Executive Vice President and Chief Operating Officer and was appointed President and Chief Operating Officer on August 29, 2013. Prior to joining the Company,

Mr. Woods served from January 2010 to August 2012 as Managing Director of Medfield Advisors, LLC, an advisory firm located in Medfield, Massachusetts focused on providing corporate development and strategy guidance to technology driven manufacturing firms. From 2008 to 2010, Mr. Woods served as President of Performance Motion Devices, a specialty semiconductor and electronics manufacturer located in Lincoln, Massachusetts. Through his work experience, Mr. Woods has extensive knowledge of the technology and electronics industries, as well as lean manufacturing processes. Based on this experience and his position as Chief Executive Officer of the Company, we believe that Mr. Woods is qualified to serve on our Board.

The Board has determined that all of the directors of the Company, including each of the nominees standing for election at the 2016 annual shareholders meeting, other than Gregory A. Woods, Everett V. Pizzuti and April L. Ondis, are independent of the Company in that such nominees have no material relationship with the Company either directly, or as a partner, shareholder or affiliate of an organization that has a relationship with the Company. The Board has made this determination in accordance with applicable Securities and Exchange Commission (“SEC”) rules and NASDAQ listing standards.

Each of the directors must be elected by a plurality of the votes properly cast at the annual meeting. This means that the seven nominees receiving the highest number of FOR votes will be elected as directors. Votes may be cast FOR or WITHHELD FROM each nominee. Broker non-votes and votes that are WITHHELD FROM the nominees will be excluded entirely from the vote and will have no effect.

The Board recommends a vote FOR the election of each of the nominees listed above.

CORPORATE GOVERNANCE

The Board of Directors – Meetings and Committees

The Board currently consists of seven members, all of whose terms will expire at the annual meeting and each of whom has been nominated for re-election. During the fiscal year ended January 31, 2017, the Board held [five] meetings. During fiscal year 2017, all directors attended at least 75% of the meetings of the Board and meetings of committees on which such director serves. The Board has adopted a policy that requires members of the Board to make every effort to attend each annual shareholders meeting. All members of the Board attended the 2016 annual shareholders meeting.

The Board currently has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating Committee. The members and chairs of each of those committees are appointed each year. The Audit Committee is comprised of Messrs. MacLetchie, Quain, and Schofield. The Nominating Committee is comprised of Dr. Viets and Messrs. MacLetchie and Quain. The Compensation Committee is comprised of all of our independent directors, Dr. Viets and Messrs. MacLetchie, Quain, and Schofield. Each of the members of our committees is independent as defined under the applicable NASDAQ listing standards and SEC rules. Each of the Audit, Compensation, and Nominating Committees has a written charter approved by the Board. A copy of each charter is available on the Company’s website at www.astronovainc.com under “Investors – Governance Documents.”

Audit Committee. The Audit Committee’s primary duties and responsibilities include: overseeing the integrity of the Company’s financial reports; appointing, setting the compensation of and overseeing the Company’s independent accountants; and assessing the qualifications, independence and performance of the

Company’s independent accountants and the adequacy of internal controls. The Audit Committee meets with the Company’s independent accountants to review quarterly financial results, the results of the audit, and other relevant matters. Mr. MacLetchie serves as Chairman of the Audit Committee, which held five meetings during the fiscal year ended January 31, 2017. The Board has determined that all three members of the Audit Committee satisfy the financial literacy requirements of the NASDAQ listing standards and are independent as defined under the NASDAQ listing requirements and applicable SEC rules. Additionally, the Board has determined that Mitchell Quain qualifies as an “audit committee financial expert” as defined by the SEC rules and that each of Mr. Quain and Graeme MacLetchie possesses “financial sophistication” as described in the NASDAQ listing standards.

Compensation Committee. The Compensation Committee assists the Board in discharging the Board’s responsibilities relating to director and executive compensation. The Compensation Committee’s responsibilities include: establishing and reviewing the Company’s executive and director compensation philosophy, strategies, plans and policies; making recommendations with respect to the design of the Company’s incentive compensation plans and equity based plans; granting awards under such plans and overseeing generally the administration of such plans; evaluating the performance and determining the compensation of the Chief Executive Officer; and reviewing and approving recommendations on compensation of other executives. Mr. Quain serves as chairman of the Compensation Committee, which held four meetings during the fiscal year ended January 31, 2017.

Nominating Committee. The Nominating Committee is responsible for identifying individuals qualified to be members of the Board and recommending such individuals to be nominated by the Board for election to the Board by the shareholders. The Nominating Committee held three meetings in the fiscal year ended January 31, 2017. Dr. Viets serves as chairman of the Nominating Committee.

Director Share Ownership Requirements. In March 2015, the Board approved a stock ownership policy to require each director to hold shares of Company common stock with a value equal to at least $200,000. Any director who does not currently meet this requirement will have five years from the later of April 1, 2015 or his or her initial election to the Board to achieve this ownership level. Directors are expected to retain at least 50% of the shares acquired upon exercise of any stock option (net of shares withheld or tendered in payment of the exercise price) or vesting of a restricted stock or restricted unit award until they achieve the specified ownership level and thereafter maintain such ownership level. Currently, all of our directors meet the ownership requirement.

Compensation Committee Interlocks and Insider Participation

During fiscal 2017, the members of the Company’s Compensation Committee were Messrs. MacLetchie, Quain, Schofield, and Viets. No member of the Company’s Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries. None of the Company’s executive officers serves as a director or member of the compensation committee of another entity in a case where an executive officer of such other entity serves as a director of the Company or a member of the Company’s Compensation Committee.

Nomination of Directors

The Nominating Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director. The Nominating Committee does not set specific criteria for directors but seeks individuals who possess the highest ethical standards and integrity, have a history of achievement that reflects superior standards for themselves and others, have the ability to provide wise, informed and thoughtful counsel to management on a range of issues, exercise independence of thought, and possess skills and expertise appropriate to meet the Company’s needs and advance the long-term interests of the shareholders. The Nominating Committee does not have a policy with respect to diversity and does not specifically consider issues of diversity, such as gender, race, origin or sex, when determining whether to nominate any person to be a director of the Company.

The Nominating Committee must also ensure that members of the Board as a group maintain the requisite qualifications under the NASDAQ listing standards for populating the Audit, Compensation, and Nominating Committees. The Nominating Committee will consider shareholder nominees for director in the same manner as nominees for director from other sources.

Shareholders may send recommendations for director nominees to the Nominating Committee at the Company’s offices at 600 East Greenwich Avenue, West Warwick, Rhode Island 02893. Submissions should include information regarding a candidate’s background, qualifications, experience, and willingness to serve as a director. In addition, Section 10 of Article III of the Company’s By-Laws sets forth specific procedures that, if followed, enable any shareholder entitled to vote in the election of directors to make nominations directly at an annual meeting of shareholders. These procedures include a requirement for written notice to the Company not more than 150 days nor less than 60 days prior to the scheduled annual meeting and must contain the name and certain information concerning the nominee and the shareholders who support the nominee’s election. For the annual meeting to be held in 2018, the notice must be received no earlier than December 16, 2017 and no later than March 16, 2018. A copy of the Company’s By-Laws may be obtained by writing to AstroNova, Inc., Attn: Investor Relations Department, 600 East Greenwich Avenue, West Warwick, Rhode Island 02893.

Communications with the Board of Directors

The Company’s Board provides a process for shareholders to communicate directly with the members of the Board or the individual chairman of each standing committee. Any shareholder with a concern, question or complaint regarding our compliance with any policy or law, or who would otherwise like to contact the Board may communicate directly with the directors by writing directly to those individuals c/o AstroNova, Inc., 600 East Greenwich Avenue, West Warwick, Rhode Island 02893. The Company’s general policy is to forward, and not to intentionally screen, any mail received at the Company’s corporate offices that is sent directly to an individual unless the Company believes the communication may pose a security risk.

Board Leadership Structure

All members of the Board, other than Gregory A. Woods, April L. Ondis, and Everett V. Pizzuti, are independent and all our key committees – Audit, Compensation, and Nominating – are comprised solely of independent directors. The non-management directors meet in executive session without Mr. Woods, Ms. Ondis, and Mr. Pizzuti at least quarterly.

The Board believes that separating the positions of Chief Executive Officer and Chairman of the Board is preferable and in the best interests of shareholders because it gives our independent directors a significant role in Board direction and agenda setting and enhances the Board’s ability to fulfill its oversight responsibilities, including of senior management. Separating the positions also provides an independent viewpoint and focus at Board meetings, and ensures that our Chief Executive Officer will be able to focus his energy on running the

Company. The Board believes this structure provides strong leadership for the Board, while also positioning the Chief Executive Officer as the leader of the Company in the eyes of our customers, employees, and shareholders.

Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks through a program of sound policies, systems, processes, and reports. The Audit Committee of the Board has oversight responsibility over financial reporting and disclosure processes, compliance and legal matters, and information security and fraud risk. The Audit Committee also monitors controls for material weaknesses in the financial reporting function. The Audit Committee meets regularly with our Chief Financial Officer and Controller in carrying out these responsibilities, and with the Company’s independent auditors in executive session.

The Compensation Committee of the Board oversees risks as they relate to the Company’s compensation policies and practices as described under “Compensation Discussion and Analysis.” The Board’s Nominating Committee assists the Board in fulfilling its oversight responsibilities with respect to independence of Board members and identification of individuals qualified to be members of the Board.

While each committee is responsible for evaluating the risks within their areas of responsibility and overseeing the management of such risks, all committees report regularly to the full Board, which also considers the Company’s entire risk profile.

Compensation of Directors

The Compensation Committee is responsible for reviewing and establishing the compensation of the directors of the Company. The Company adopted a Non-Employee Director Annual Compensation Program (the “Program”) on January 30, 2012 effective as of February 1, 2012, which was amended and restated as of February 1, 2014 and further amended on August 1, 2016. Prior to the August 1, 2016 amendment, under the Program, each non-employee director was entitled to an annual cash retainer of $7,000 (the “Cash Retainer”), plus $500 for each Board and committee meeting attended. In addition, the Chairman of the Board, if a non-employee director, received an annual retainer of $6,000, and the Chair of the Audit Committee and Chair of the Compensation Committee each received an annual retainer of $4,000 (each a “Chair Retainer”). Any non-employee director who was first elected or appointed to such position after February 1 of any fiscal year received a pro rata portion of any Cash Retainer and Chair Retainer payable. Each non-employee director was able to elect for any fiscal year to receive all or a portion of the Cash Retainer or Chair Retainer in the form of common stock of the Company. In addition, prior to the August 1, 2016 amendment, each non-employee director received a restricted stock award with a value equal to $20,000 (the “Equity Retainer”) upon adjournment of each annual meeting (or special meeting in lieu of annual meeting) of shareholders. If a non-employee director was first appointed or elected to the Board effective on a date other than at the annual shareholders meeting, on the date of such appointment or election the director would have received a pro rata award of restricted common stock having a value based on the number of days remaining until the next annual meeting. The Equity Retainer vests on the earlier of 12 months after the grant date or the date immediately prior to the next annual meeting (or special meeting in lieu of annual meeting) of the shareholders following the meeting at which such restricted stock award was granted. However, a non-employee director may not sell, transfer, assign, pledge or otherwise encumber the vested common stock prior to the second anniversary of the vesting date.

Effective August 1, 2016, the Program was amended to provide that, in lieu of any Cash Retainer, Chair Retainer or Equity Retainer, commencing on the first business day of the third fiscal quarter of fiscal 2017, each non-employee director receives an automatic grant of restricted stock awards (“RSAs”) on the first business day of each fiscal quarter. The number of whole shares to be granted each quarter is equal to 25% of the number calculated by dividing the director compensation amount by the fair market value of the Company’s stock on such day. The director annual compensation amount was $55,000 for fiscal year 2017 and will be $65,000 for fiscal 2018, and $75,000 for fiscal 2019. In addition, the Chairman of the Board receives RSAs with an aggregate value of $6,000, and the Chairs of the Audit and Compensation Committees each receive RSAs with an aggregate value of $4,000, also issued in quarterly installments and calculated in the same manner as the directors’ RSA grants. RSAs granted prior to March 30, 2017 pursuant to the amended Program become fully vested on the first anniversary of the date of grant. On March 30, 2017, the Program was further amended to provide that RSA’s granted pursuant to the amended Program after that date will become vested on the date that is three months following the date of grant.

In the event of the death or disability of a non-employee director, or a Change in Control (as such term is defined in the Company’s 2015 Equity Incentive Plan) of the Company, the restricted stock award shall immediately vest and shall no longer be subject to such restrictions on transfer.

Prior to the August 1, 2016 amendment to the Program, a non-employee director could elect to receive all or a portion of the Cash Retainer or Chair Retainer (each, a “Retainer”) in the form of shares of common stock issued in four quarterly installments on the first day of each fiscal quarter, with the number of shares of common stock issued based on the fair market value of the common stock on the date such installment is payable. The common stock received in lieu of a Retainer is fully vested. However, a non-employee director who received common stock in lieu of all or a portion of a Retainer may not sell, transfer, assign, pledge or otherwise encumber the common stock prior to the first anniversary of the date on which such shares were issued. In the event of the death or disability of a non-employee director, or a Change in Control (as such term is defined in the Company’s 2007 Equity Incentive Plan) of the Company, any shares of common stock issued in lieu of a Retainer, will no longer be subject to such restrictions on transfer.

In addition to the Program, under the Company’s 2015 Equity Incentive Plan, each non-employee director receives non-qualified options to purchase 5,000 shares of the Company’s common stock upon initial election to the Board (if not at the annual meeting) and upon the adjournment of each annual meeting or special meeting in lieu of an annual meeting of the shareholders of the Company. These options have a term of ten years and become exercisable immediately prior to the occurrence of the next annual meeting following the date the option is granted.

The following Director Compensation table provides information regarding the compensation paid or accrued by each individual who was a director during the 2017 fiscal year.

Name	Total ($)	Fees Earned or Paid in Cash ($)(a)	Stock Awards($)(b)(c)	Option Awards ($)(d)(e)
Graeme MacLetchie	76,718	10,000	49,447	17,271
April L. Ondis	68,740	4,000	47,469	17,271
Everett V. Pizzuti	69,240	4,500	47,469	17,271
Mitchell I. Quain	76,718	10,000	49,447	17,271
Harold Schofield	71,740	7,000	47,469	17,271
Hermann Viets	77,214	9,500	50,443	17,271
Gregory A. Woods(f)	—	—	—	—

(a)	Includes cash retainers which were paid in stock at the election of the director as follows:

Name	Shares	Value($)
Graeme MacLetchie	367	5,487
Mitchell I. Quain	367	5,487
Hermann Viets	434	6,490

(b)	The amounts reflect the aggregate fair value of the awards on the grant date under FASB ASC Topic 718 for shares of restricted stock granted to directors. For additional information, see footnote 11 in the Company’s audited financial statements for the fiscal year ended January 31, 2017, included in the Company’s Annual Report on Form 10-K filed with the SEC on April 7, 2017.
(c)	As of January 31, 2017, each non-employee director had the following number of shares of unvested restricted stock outstanding: Graeme MacLetchie (3,328), April L. Ondis (3,197), Everett V. Pizzuti (3,197), Mitchell I. Quain (3,328), Harold Schofield (3,197), and Hermann Viets (3,394).
(d)	The amounts reflect the aggregate fair value of the awards on the grant date under FASB ASC Topic 718 for stock options granted to directors. Assumptions used in the calculation of these amounts are included in footnote 11 in the Company’s audited financial statements for the fiscal year ended January 31, 2017, included in the Company’s Annual Report on Form 10-K filed with the SEC on April 7, 2017.
(e)	As of January 31, 2017, each non-employee director had the following number of options outstanding: Graeme MacLetchie (50,000, of which 45,000 were vested), April L. Ondis (10,000, of which 5,000 were vested), Everett V. Pizzuti (15,000, of which 10,000 were vested), Mitchell I. Quain (30,000, of which 25,000 were vested), Harold Schofield (25,000, of which 20,000 were vested), and Hermann Viets (50,000, of which 45,000 were vested).
(f)	See Summary Compensation Table and Outstanding Equity Awards at Fiscal Year End Table for disclosure relating to compensation and outstanding option awards held by Mr. Woods.

Our Management

The following sets forth information with respect to our executive officers, other than Mr. Woods, as of April 7, 2017. Biographical information regarding Gregory A. Woods, our President and Chief Executive Officer is included above in Proposal No. 1 – Election of Directors.

Name	Age	Position
Gregory A. Woods	58	President, Chief Executive Officer and Director
John P. Jordan	71	Vice President, Chief Financial Officer and Treasurer
Michael M. Morawetz	57	Vice President – International Branches
Stephen M. Petrarca	54	Vice President – Operations
Eric E. Pizzuti	50	Vice President and General Manager – Product Identification
Michael J. Natalizia	51	Vice President and Chief Technology Officer

Mr. Jordan joined the Company on August 1, 2016 as our Vice President, Chief Financial Officer, and Treasurer. Since February 2015, Mr. Jordan has served as the president of FreshFoodsVI.com, an on-line grocery delivery service. From February 2011 to October 2014, Mr. Jordan served as Chief Financial Officer, Vice President and Treasurer of Zygo Corporation, a company that manufactures and designs advanced optical metrology systems and optical components and assemblies. From March 2007 to February 2011, Mr. Jordan served as Chief Financial Officer, Vice President, and Treasurer of Baldwin Technology Company, Inc., a supplier of process automation equipment and related consumables for the print media industry.

Mr. Morawetz was appointed Vice President—International Branches in 2006. He was previously the General Manager of Branch Operations for the Company’s German subsidiary, having joined the Company in 1989.

Mr. Petrarca was appointed Vice President—Operations in 1998. He has previously held positions as General Manager of Manufacturing, Manager of Grass Operations and Manager of Grass Sales. He has been with the Company since 1980.

Mr. Eric E. Pizzuti was appointed Vice President and General Manager of the Company’s Product Identification business segment on March 9, 2012. Prior to this appointment, Mr. Pizzuti held the position of Vice President and Worldwide Director of Sales for QuickLabel Systems from March 2010 and Worldwide Director of Sales from March 2006 through March 2010. Mr. Pizzuti has held various other positions since joining the Company in 1996.

Mr. Natalizia was appointed Vice President and Chief Technology Officer on March 9, 2012. Prior to this appointment, Mr. Natalizia held the position of Director of Product Development of the Company since 2005.

In addition, Joseph P. O’Connell served as the Company’s Senior Vice President, Treasurer and Chief Financial Officer until August 1, 2016, when he stepped down from those positions in connection with the appointment of Mr. Jordan as the Company’s Vice President, Chief Financial Officer and Treasurer. Mr. O’Connell continues to serve the Company as its Vice President – Business Development.

Security Ownership of 5% Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of the Company’s outstanding shares of common stock, as of April 7, 2017 (except as noted), by each person who is known to the Company to own of record or beneficially more than 5% of such stock:

Name of Beneficial Owner	Number of Shares Beneficially Owned(a)		Percent of Class
Albert W. Ondis, III	957,177	(b)	12.7%
515 Beach Road
Fairfield, CT 06824
Ariel Investments, LLC	881,974	(c)	11.7%
200 E. Randolph Drive, Suite 2900
Chicago, IL 60601
Rutabaga Capital Management, LLC	551,836	(d)	7.3%
64 Broad Street, 3rd Floor
Boston, MA 02109
Dimensional Fund Advisors LP	507,289	(e)	6.7%
6300 Bee Cave Road, Building One
Austin, TX 78746
Wellington Management Group, LLP	439,697	(f)	5.8%
280 Congress Street
Boston, MA 02210

(a)	All information is based upon ownership of record as reflected on the stock transfer books of the Company or as reported on Schedule 13G or Schedule 13D filed under Rule 13d-1 under the Securities Exchange Act of 1934.
(b)	According to a Schedule 13D filed with the SEC on April 18, 2016 by the Albert W. Ondis Declaration of Trust (the “Trust”) and Albert W. Ondis III, who serves as trustee of the Trust, the Trust had sole voting and dispositive power with respect to 826,305 shares, held by the Trust, and Mr. Ondis had sole voting and dispositive power with respect to 957,177 shares, which includes all of the shares held by the Trust, and an additional 130,872 shares, including 1,658 shares held in trust for a child of Mr. Ondis, for which Mr. Ondis serves as trustee, and 3,400 shares issuable upon exercise of stock options.
(c)	According to a Schedule 13G/A filed with the SEC on February 14, 2017, Ariel Investments, LLC, an investment adviser registered under the Investment Advisers Act of 1940 (the “Advisers Act”), had sole voting power with respect to 521,189 shares and sole dispositive power with respect to 881,974 shares as of December 31, 2016.
(d)	According to a Schedule 13G/A filed with the SEC on February 15, 2016, Rutabaga Capital Management, LLC, an investment adviser registered under the Advisers Act, had sole voting power with respect to 382,869 shares, shared voting power with respect to 168,967 shares, and sole dispositive power with respect to 551,836 shares as of December 31, 2016.
(e)	According to a Schedule 13G/A filed with the SEC on February 9, 2017, as of December 31, 2016, Dimensional Fund Advisors, LP, an investment adviser registered under the Advisers Act, and its subsidiaries (collectively, “Dimensional”) had sole voting power with respect to 501,251 shares and sole dispositive power with respect to 507,289 shares held by registered investment companies, trusts and separate accounts for which Dimensional serves as investment manager, adviser or sub-adviser.

(f)	This information is based on information contained in (i) a Schedule 13G filed with the SEC on February 9, 2017 by Wellington Management Group LLP, a parent holding company or control person (“Wellington Group”), Wellington Group Holdings LLP, a parent holding company (“Wellington Holdings”), Wellington Investment Advisors Holdings LLP, a parent holding company (“Wellington Advisors”), and Wellington Management Company LLP, an investment adviser registered under the Advisers Act (“Wellington Management”); (ii) a Schedule 13G filed with the SEC on February 9, 2017 by Wellington Trust Company, NA, a bank (“Wellington Trust”); and (iii) a Schedule 13G/A filed with the SEC on February 9, 2017 by Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Microcap Equity Portfolio (the “Fund”). Wellington Group, Wellington Holdings, Wellington Advisors, and Wellington Management each reported, as of December 31, 2016, having shared voting and dispositive power with respect to 439,697 shares held of record by clients of Wellington Management; Wellington Trust reported, as of December 31, 2016, having shared voting and dispositive power with respect to 439,697 shares held of record by clients for which it serves as investment advisor; and the Fund reported, as of December 31, 2016, having shared voting and dispositive power with respect to 390,062 shares.

Security Ownership of Directors and Officers

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of April 7, 2017 by each director, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group. Unless otherwise noted, all shares of common stock are subject to the sole voting and dispositive power of the respective directors and executive officers.

	Beneficial Ownership
Name of Beneficial Owner	Shares and Restricted Shares(a)		Options Exercisable within 60 days of 4/7/17		Total Beneficial Ownership (a)	Percent of Class
Graeme MacLetchie	99,850	(b)	50,000		149,850	2%
April L. Ondis	131,157	(c)	10,000		141,157	1.9%
Everett V. Pizzuti	110,869	(d)	15,000		125,869	1.7%
Harold Schofield	14,078	(d)	25,000		39,078	*
Mitchell I. Quain	32,118	(b)	30,000		62,118	*
Hermann Viets	201,591	(e)	50,000		251,591	3.3%
Gregory A. Woods	77,234	(f)	100,000	(g)	177,234	2.3%
John Jordan	—		—	(h)	—	*
Michael Morawetz	5,811	(i)	7,862	(j)	13,673	*
Michael Natalizia	18,585	(k)	11,325	(l)	29,910	*
Stephen Petrarca	24,676	(m)	4,294	(n)	28,970	*
All directors and executive officers of the Company as a group (12)	730,136	(o)	314,681	(p)	1,044,817	13.3%

*	Indicates less than 1.0%.
(a)	If applicable, beneficially owned shares include shares owned by the spouse, minor children, and certain other relatives of the director or executive officer, as well as shares held by trusts of which the person is a trustee or in which he or she has a beneficial interest.
(b)	Includes 3,328 shares of restricted stock.
(c)	Includes 3,197 shares of restricted stock, and excludes 826,305 shares of common stock held by the Albert W. Ondis Declaration of Trust, of which Ms. Ondis is a beneficiary.
(d)	Includes 3,197 shares of restricted stock.

(e)	Includes 3,394 shares of restricted stock.
(f)	Includes 402 shares of restricted stock, 7,603 restricted stock units vesting within 60 days of April 7, 2017, and 112 shares allocated to Mr. Woods’ ESOP account.
(g)	Excludes 75,000 shares underlying options not exercisable within 60 days of April 7, 2017.
(h)	Excludes 5,000 shares underlying options not exercisable within 60 days of April 7, 2017.
(i)	Includes 3,095 restricted stock units vesting within 60 days of April 6, 2017.
(j)	Excludes 1,175 shares underlying options not exercisable within 60 days of April 7, 2017.
(k)	Includes 1,079 restricted stock units vesting within 60 days of April 7, 2017, and 638 shares allocated to Mr. Natalizia’s ESOP account.
(l)	Excludes 1,250 shares underlying options not exercisable within 60 days of April 7, 2017.
(m)	Includes 1,079 restricted stock units vesting within 60 days of April 7, 2017, and 3,600 shares allocated to Mr. Petrarca’s ESOP account.
(n)	Excludes 1,150 shares underlying options not exercisable within 60 days of April 7, 2017.
(o)	Includes 20,043 shares of restricted stock, 12,324 restricted stock units vesting within 60 days of April 7, 2017, and 6,883 shares allocated to executive officers’ ESOP accounts.
(p)	Excludes 84,950 shares underlying options not exercisable within 60 days of April 7, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the directors and executive officers of the Company and any persons who own more than ten percent of the Company’s common stock to file with the SEC various reports of beneficial ownership and changes in beneficial ownership. Based solely on a review of the copies of such reports received by the Company and certain written representations that no other reports were required, the Company believes that for the fiscal year ended January 31, 2017, all of its officers, directors and 10% beneficial owners complied with the requirements of Section 16(a), except that the following forms were filed late:

•	One Form 4 by Mr. Jordan relating to a grant of options to purchase shares of the Company’s common stock.

COMPENSATION DISCUSSION & ANALYSIS

The Compensation Committee (the “Committee”) is charged with the responsibility for establishing, implementing and monitoring adherence to the Company’s compensation philosophy and ensuring that executives and key management personnel are effectively compensated in a manner which is internally equitable. The Committee also is responsible for reviewing and establishing the compensation of directors.

Compensation Philosophy and Objectives.    The Committee’s overall philosophy in terms of executive compensation is to link management incentives with the actual financial performance of the Company. Similarly, the compensation should attract, retain, and motivate highly qualified individuals to achieve the Company’s business goals and link their interests with shareholder interests. In setting compensation for the Company’s executive officers, the Committee considers the executive’s performance, awards, if any, made during prior years and other relevant factors. The Committee seeks to have the long-term performance of the Company’s common stock reflected in executive compensation through our equity incentive programs.

Elements of Compensation.    The total compensation program for the Company’s executive officers consists of the following:

•	salary;

•	cash incentive and bonus awards tied to the Company’s and executive’s annual performance;

•	long-term incentive compensation, in the form of stock options, restricted stock units, and performance units; and

•	retirement and other benefits.

The Committee seeks to structure each element of compensation to attract and retain the necessary executive talent, reward annual performance and provide incentive for both long-term strategic goals as well as short-term performance. The Committee’s policy for allocating between currently paid and long-term compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our shareholders.

Say on Pay Consideration.    In accordance with SEC rules, the Company conducted a non-binding, advisory vote on the Company’s executive compensation at its 2016 annual meeting. The Company’s shareholders voted to approve the Company’s executive compensation practices at the 2016 annual meeting by a favorable vote of approximately 88% of the votes cast.

Setting Executive Compensation.    The Committee is responsible for establishing and periodically reviewing the compensation of the Company’s executive officers and approving all equity awards. The Committee annually reviews the performance of the executive officers and, based on these reviews, the Committee determines salary adjustments and annual awards. Mr. Woods does not participate during deliberations regarding his compensation.

Salary.    Base salaries for executive officers, other than recent hires, were established a number of years ago. Historically, base salaries have been increased at annual rates which approximate the general rates of increase of compensation for all employees of the Company. Annual salary adjustments are made effective

April 1 of each year. Effective as of April 1, 2016, the Committee set the fiscal 2017 annual salaries for each of the Named Executive Officers other than Mr. Jordan as follows:

Name	Salary
Gregory A. Woods	$370,800
Joseph P. O’Connell	$257,500
Michael Morawetz	$188,134	(1)
Stephen M. Petrarca	$169,229
Michael J. Natalizia	$158,516

(1)	Cash compensation paid to Mr. Morawetz is paid in Euros; all amounts reported with respect to payments to Mr. Morawetz were converted to U.S. dollars at the exchange rate as of January 31, 2017, which was €1:$1.0731.

In connection with his appointment as the Company’s Vice President, Chief Financial Officer, and Treasurer on August 1, 2016, Mr. Jordan’s annual salary was set at $225,000.

Cash Incentive and Bonus Awards.    Annual cash incentive awards are an important component of total executive cash compensation because they reward the Company’s executives for achieving targeted, annual results and emphasize variable or “at risk” compensation. From time-to-time the Committee awards discretionary cash bonuses to the Company’s executives to reward their efforts in extraordinary circumstances. In connection with his appointment as the Company’s Vice President, Chief Financial Officer, and Treasurer and Vice President on August 1, 2016, Mr. Jordan became eligible to receive a $5,000 cash bonus on September 1, 2016, which was earned and paid during fiscal year 2017.

Short-Term Incentive Plan

During late 2014, the Committee engaged Radford, an Aon Hewitt Company, to conduct an assessment of the Company’s executive compensation program, including a review of executive base salaries, short-term incentive opportunities, and long-term incentives and pay mix as compared to the competitive market. Following receipt of Radford’s report in March 2015, the Committee approved the Senior Executive Short-Term Incentive Plan (the “STIP”), which replaced the Company’s prior Domestic and International Branch Plans for the fiscal year beginning February 1, 2015. Participants in the STIP (which may include any executive officer, vice president or director level manager) are determined annually by the Committee. Awards under the STIP are earned based on achieving or exceeding annual financial objectives (“Performance Goals”). The Committee has full discretion to establish the Performance Goals for any plan year. In March 2016, the Committee established Performance Goals for fiscal year 2017 of Consolidated Net Sales of $110,000,000, Consolidated Operating Income of $9,000,000 and Economic Value Added, which is defined as Net Operating Profit after Taxes – [Capital × Cost of Capital]) (“EVA”), of $1,635,000.

Annually, the Committee establishes a Target Award for each STIP participant, which may vary as to each participant and from year to year. For fiscal year 2017, the Committee established the following Target Awards for our Named Executive Officers:

Name	Target Award ($)
Gregory A. Woods	278,100
Joseph P. O’Connell	103,000
Michael Morawetz	65,847
Stephen M. Petrarca	42,307
Michael J. Natalizia	39,629

The Committee allocated the Target Awards to the fiscal year 2017 Performance Goals as follows:

•	40% of the Target Awards are tied to achievement of the Consolidated Net Sales Performance Goal;

•	55% of the Target Awards are tied to the achievement of the Consolidated Operating Income Performance Goal; and

•	5% of the Target Awards are tied to the achievement of the EVA Performance Goal.

Performance with respect to each specific Performance Goal is calculated independently to determine the amount of the award for each Performance Goal (each, an “Award Component”). The total STIP award earned by a participant for a plan year is equal to the sum of the separate Award Components determined for each Performance Goal. Each Award Component is independently adjusted by an “Adjustment Factor” as follows:

•	For the Consolidated Net Sales Performance Goal:

•

If the Company’s fiscal year 2017 Consolidated Net Sales exceed the Consolidated Net Sales Performance Goal, the Adjustment Factor for the Consolidated Net Sales Performance Goal would be 1 plus 16.66 2/3% for each $1 million by which Consolidated Net Sales exceeds the Consolidated Net Sales Performance Goal, up to a maximum bonus of 250% of the Target Award tied to achievement of the Consolidated Net Sales Performance Goal. For example, if actual fiscal year 2017 Consolidated Net Sales exceeds the Consolidated Net Sales Performance Goal by $2 million, the Adjustment Factor for that Award Component would be increased by 33.33 1/3% to 1.33 1/3.

•

If the Company’s fiscal year 2017 Consolidated Net Sales are less than the Consolidated Net Sales Performance Goal, the Adjustment Factor is 1 minus 16.66 2/3% for each $1 million by which Consolidated Net Sales is less than the Consolidated Net Sales Performance Goal. For example, if actual fiscal year 2017 Consolidated Net Sales is $2 million less than the Consolidated Net Sales Performance Goal, the Adjustment Factor for that Award Component would be reduced by 33.33 1/3% to 66.66 2/3.

•	For the Consolidated Operating Income Performance Goal:

•

If the Company’s fiscal year 2017 Consolidated Operating Income exceeds the Consolidated Operating Income Performance Goal, the Adjustment Factor for the Consolidated Operating Income Performance Goal would be 1 plus 10% for each one percent by which Consolidated Operating Income exceeds the Consolidated Operating Income Performance Goal, up to a maximum bonus of 250% of the Target Award tied to achievement of the Consolidated Operating Income Performance Goal. For example, if actual fiscal year 2017 Consolidated Operating Income exceeds the

Consolidated Operating Income Performance Goal by 4%, the Adjustment Factor for that Award Component would be increased by 40% to 1.4.

•

If the Company’s fiscal year 2017 Consolidated Operating Income is less than the Consolidated Operating Income Performance Goal, the Adjustment Factor for the Consolidated Operating Income Performance Goal would be 1 minus 10% for each one percent by which Consolidated Operating Income is less than the Consolidated Operating Income Performance Goal. For example, if actual fiscal year 2017 Consolidated Operating Income is 4% less than the Consolidated Operating Income Performance Goal, the Adjustment Factor for that Award Component would be decreased by 40% to 0.6.

•	The Award Component related to the EVA Performance Goal is not subject to an Adjustment Factor and is only paid if the Company’s 2017 EVA equals or exceeds the EVA Performance Goal.

Any Adjustment Factor relating to the Consolidated Net Sales Performance Goal or the Consolidated Operating Income Performance Goal will be subject to linear interpolation to reflect achievements between $1 million or 1%, respectively.

A participant’s STIP award is subject to the following limitations:

•	Aggregate awards under the STIP in any year may not exceed 15% of the Company’s Consolidated Operating Income for that year determined without deduction for the STIP awards.

•	If the EVA Performance Goal is less than $1 million for any plan year, the maximum award to a participant that year may not exceed two (2) times the participant’s Target Award.

•	Adequate reserves for awards must be accrued when determining whether a Performance Goal based upon operating income has been achieved.

Based on the Company’s results for fiscal year 2017, the Award Components were as follows:

Performance Goal	Target ($)	Actual Performance ($)	Adjustment Factor
Consolidated Net Sales	110,000,000	98,448,000	—
Consolidated Operating Income	9,000,000	6,281,000	—
EVA	1,635,000	1,657,000	n/a

The amount of a participant’s award under the STIP, if any, will be credited to a book account maintained by the Company (the “Award Bank”). The resultant balance in the participant’s account after crediting the amount of award (the “Bank Balance”) would then be used to determine the participant’s Payout Amount for the plan year.

The “Payout Amount” is equal to the sum of (i) the lesser of (A) the participant’s actual award for the plan year or (B) the participant’s Target Award for the plan year (“Base Award”) plus (ii) 30% of the participant’s Bank Balance (after deduction of the amount of the Base Award). Thus, only 30% of the amount in excess of the Target Award would be paid out currently and 70% of such excess would be “banked” and paid out in subsequent years in accordance with the foregoing formula, provided the participant remains employed with the Company.

For example, if a participant’s Target Award for Year 1 is $45,000 but the actual award is $55,000, then the Payout Amount for such year would be $48,000 ($45,000 + [30% × $10,000]) and the Bank Balance remaining after the payout would be $7,000. If the participant’s Target Award for Year 2 is $47,000 and the actual award is $45,000, then the Payout Amount for such year would be $47,100 ($45,000 + [30% × $7,000]) and the Bank Balance remaining after the payout would be $4,900.

The following table sets forth for each of our Named Executive Officers other than Mr. Jordan the amount of the award under the STIP for fiscal year 2017. Because the awards under the STIP for fiscal year 2017 were lower for each of our Named Executive Officers than their respective Target Awards, the full amount of the fiscal 2017 awards were paid to the Named Executive Officers, and no amounts were credited to their Bank Balances.

Name	Award Under the 2017 STIP ($)
Gregory A. Woods	13,905
Joseph P. O’Connell	3,825
Michael Morawetz	3,292
Stephen M. Petrarca	2,115
Michael J. Natalizia	1,982

If a participant’s employment with the Company is terminated for any reason other than death, disability or retirement, then the participant will forfeit any interest in his Bank Balance. A participant’s Bank Balance will vest in full and become immediately payable in the event of termination of a participant’s employment with the Company due to the participant’s death, disability or retirement. A participant’s Bank Balance will also vest in full and become payable upon a change in control of the Company.

Long-Term Incentive Compensation.    Total compensation at the executive level also includes long-term incentive awards granted under the Company’s 2007 Equity Incentive Plan and 2015 Equity Incentive Plan. The objectives of the equity incentive program are to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and total shareholder return, and to enable executives to develop and maintain a long-term stock ownership position in the Company’s common stock. Prior to fiscal year 2013, all equity awards were in the form of stock options, which were generally granted in March of each year at an exercise price equal to the market price on the date of grant. Since 2004, all options granted to employees vest in four equal annual installments commencing on the first anniversary of the date of grant. Under the Company’s 2007 Equity Incentive Plan and 2015 Equity Incentive Plan, the Committee may also make equity awards in the form of restricted stock, restricted units, and performance units in addition to stock options. In fiscal year 2014, the Committee awarded restricted stock units to the Company’s executive officers. Twenty-five percent of each award was subject to time-based vesting and became vested in April 2016. Vesting of the remaining 75% of each award was contingent upon the Company meeting specified performance goals, with 50% of each award to vest upon the achievement of cumulative budgeted sales targets for fiscal years 2014 through 2016; and 25% to vest upon the achievement of an average operating income return on net assets (“ORONA”) goal for fiscal years 2014 through 2016. In March 2016, the Committee determined that the average ORONA goal for fiscal years 2014 through 2016 had been achieved and the corresponding portion of the awards vested upon the filing of the Company’s Annual Report on Form 10-K for fiscal year 2016.

In fiscal year 2016, the Committee adopted its 2015 Long Term Equity Incentive Program, or the 2015 LTIP. Under the terms of the 2015 LTIP, the Committee granted restricted stock units to the Company’s executive officers. A portion of the awards issued to each officer were time-based awards, which vest in four equal annual installments commencing on the first anniversary of the date of grant. The remaining awards may be earned based upon the increase in net sales, if any, achieved in each of the fiscal years 2016, 2017, and 2018 in relation to the Company’s three-year net sales increase goal. To the extent that the Committee determines that net sales growth in a fiscal year was achieved due to organic growth, any restricted stock units earned as a result will immediately vest, while restricted stock units earned as a result of net sales growth resulting from acquisitions will vest in three equal annual installments commencing on the first anniversary of the date the Committee determines that the performance goal was achieved. Any performance based restricted stock units that are not earned at the end of the three-year performance period will be forfeited. In March 2017, the Committee determined that approximately 6.1% of the performance based restricted stock units had been earned based on fiscal 2017 organic net sales growth. No performance based awards under the 2015 LTIP were earned based on fiscal 2017 net sales growth resulting from acquisitions.

Gregory A. Woods joined the Company as Chief Operating Officer in September 2012 and became Chief Executive Officer on February 1, 2014, upon Everett V. Pizzuti’s retirement. In November 2014, the Company entered into an Equity Incentive Award Agreement with Mr. Woods (the “Equity Agreement”), which provides for grants of equity awards to Mr. Woods that are intended to enhance his equity ownership, create stronger alignment with shareholder interests, and reward him for driving the long-term growth and profitability of the Company. The Equity Agreement provided that in each of 2015, 2016, and 2017, the Company would grant to Mr. Woods the following equity awards:

•

an option for 50,000 shares (subject to adjustment in the event of any stock splits, stock dividends or similar changes in capital structure), each with an exercise price equal to the fair market value of the Company’s common stock as of the grant date of such option; and

•

a restricted stock award with a value equal to the amount (if any) by which the exercise price of such year’s option exceeds $13.80, multiplied by the number of shares covered by the option granted in such year (initially 50,000, subject to adjustment in the event of any stock splits, stock dividends or similar changes in capital structure).

Each option and restricted stock award under the Equity Agreement will vest in four equal annual installments commencing on the first anniversary of the grant date for each such award, and all options and restricted stock will vest upon a change in control of the Company. The Equity Agreement provides that, in the event there is a change in control of the Company prior to June 1, 2018, the Company will pay Mr. Woods an amount equal to (i) the positive difference (if any) between the fair market value of the Company’s common stock as of the date of the change in control and $13.80 multiplied by (ii) the number of options which the Company remains obligated to grant under the Equity Agreement.

In connection with his appointment as the Company’s Vice President, Chief Financial Officer, and Treasurer on August 1, 2016, Mr. Jordan was granted an option to purchase 5,000 shares of the Company’s common stock, subject to vesting in four equal annual installments commencing on August 1, 2017.

Share Ownership and Retention Guidelines.    The Committee believes that senior management should have a meaningful equity interest in the Company. In order to promote equity ownership and further align the interests of management with our shareholders, the Board has adopted share ownership and retention guidelines for our executives. These guidelines are based upon the market value of our common stock as a multiple of such officer’s base pay. The multiple is 3 times base salary for the CEO, 2 times base salary for the Chief Financial

Officer and 1.25 times base salary for the other executive officers. Under these guidelines, an executive is expected to achieve the ownership level within five years from the later of April 1, 2015 or initial appointment as an executive officer. Executives are expected to retain at least 50% of the shares acquired upon exercise of any stock option (net of any shares tendered upon exercise or sold to pay the option exercise price) or vesting of restricted stock until they achieve the specified ownership level and thereafter maintain such ownership level.

Retirement and Other Benefits.    In order to attract and retain key executives, the Company offers retirement benefits through a Profit-Sharing Plan for employees, including its executive officers.

Profit Sharing Plan. The Company maintains a Profit Sharing Plan that is qualified plan under Section 401(k) of the Internal Revenue Code, which provides retirement benefits to substantially all the Company’s employees. Each eligible employee shares in contributions on the basis of relative (limited to $18,000 in 2016) compensation. In addition, participants are permitted to defer up to 50% of their cash compensation and make contributions of such deferral to this plan through payroll deductions. The Company makes matching contributions equal to 50% of the first seven percent of compensation contributed. The deferrals are made within the limits prescribed by Section 401(k). The Profit Sharing Plan provides for the vesting of 100% of matching contributions made by the Company to the account of the employee after three years of service. Contributions by an employee are 100% vested immediately.

Employee Stock Ownership Plan. The Company also has an Employee Stock Ownership Plan (“ESOP”) which provides retirement benefits to substantially all of its employees. Contributions in such amounts as the Board may annually determine are allocated among eligible employees on the basis of relative (limited to $100,000) compensation. Participants are 100% vested in any and all allocations. Contributions, which may be in cash or stock, are invested by the Plan’s trustee in shares of common stock of the Company. During fiscal year 2017, the Board of Directors authorized the termination of the ESOP.

Perquisites. In addition to the benefits described above, the Company provides automobile allowances to certain of its executive officers. The amount of any automobile allowance granted to our Named Executive Officers is reflected in the “All Other Compensation” column of the Summary Compensation Table below.

Change in Control Agreement. In November, 2014, the Company entered into a Change in Control Agreement (the “CIC Agreement”) with Mr. Woods. The CIC Agreement provides for the payment of severance benefits upon a change in control of the Company if Mr. Woods’ employment is terminated by the Company without cause or by Mr. Woods for good reason within the period (the “CIC Period”) beginning on the earlier of (i) 180 days prior to the occurrence of the change in control and (ii) the announcement of a transaction expected to result in a change in control, and ending on the second anniversary of the occurrence of a change in control. Severance payments to Mr. Woods include (i) payment of one and one-half times the sum of (A) his annual salary and (B) the greater of the amount of his target bonus for the fiscal year in progress or the highest annual bonus paid to him in the prior three years (collectively, “base compensation”), (ii) immediate vesting of all unvested stock options and restricted stock awards, (iii) continued health coverage for 18 months or until he receives benefits from another employer, if earlier, and (v) reimbursement for outplacement services in an amount not to exceed 17% of his base compensation. If any payment or benefit under the CIC Agreement or under any other plan or agreement would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, and if Mr. Woods would be in a better after-tax position by reducing such payments or benefits, the amounts payable under the CIC Agreement will be reduced to the extent necessary to avoid the excise tax payable under Section 280G.

Employment Agreements and Severance Benefits. In November 2014, in order to comply with certain legal requirements, the Company entered into an Employment Agreement with Michael Morawetz, Vice President-International Branches, as the general manager of its German subsidiary. The employment agreement can be terminated on six months’ notice and provides that in the event of the termination of his employment by the Company without cause, Mr. Morawetz will receive severance equal to one month’s salary for each year of his employment. Other than the contract with Mr. Morawetz, we have no employment agreements with any of our executive officers. Except for the Morawetz Employment Agreement and the CIC Agreement with Mr. Woods, we generally do not provide any severance benefits to our executives other than those provided to all employees. Severance benefits will vary based upon salary levels and length of service.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion & Analysis included above. Based on these reviews and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion & Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2017 for filing with the SEC through incorporation by reference of this Proxy Statement.

Compensation Committee:

Mitchell I. Quain (Chairman)

Graeme MacLetchie

Harold Schofield

Hermann Viets, Ph.D.

EXECUTIVE COMPENSATION

The following table provides information regarding the total compensation paid or accrued by the Company to each of its Chief Executive Officer (“CEO”), its Chief Financial Officer (“CFO”), its former CFO, and its three most highly compensated executive officers other than the CEO, CFO, and former CFO for the fiscal year ended January 31, 2017 (collectively, the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards($)(a)		Option Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)(c)	All Other Compensation ($)		Total ($)
Gregory A. Woods	2017	368,930	60,490	(d)	143,175	13,905	69,952	(e)	656,452
President and CEO	2016	342,346	1,488,544		121,324	150,626	55,631		2,158,471
	2015	287,796	—		142,130	182,120	54,010		666,056

John P. Jordan
Vice President, CFO, and Treasurer	2017	112,500	—		18,345	5,000	6,722	(f)	142,567

Joseph P. O’Connell	2017	191,254	—		—	3,825	60,792	(g)	255,871
Former CFO	2016	247,668	398,725		—	57,461	39,913		743,767
	2015	235,275	—		21,956	80,984	38,979		377,194

Michael Morawetz	2017	183,837	—		—	3,292	14,566	(h)	201,695	(i)
Vice President –	2016	179,084	185,067		—	34,318	14,952		413,421
International Branches	2015	206,690	—		13,759	7,574	13,991		242,014

Stephen M. Petrarca	2017	168,377	—		—	2,115	24,192	(j)	194,684
Vice President – Operations
Michael J. Natalizia	2017	157,717	—		—	1,982	21,409	(k)	181,108
Vice President and Chief Technology Officer

(a)	The amounts reflect the aggregate fair value of the awards on the grant date under FASB ASC Topic 718 for restricted stock units and restricted stock awards granted to the Named Executive Officers. Under FASB ASC Topic 718, the grant date fair value of each restricted stock unit and restricted stock award is equal to the closing price of our common stock on the grant date.
(b)	The amounts reflect the aggregate fair value of the awards on the grant date under FASB ASC Topic 718 for stock options granted to the Named Executive Officers. Assumptions used in the calculation of these amounts are included in footnote 11 to the Company’s audited financial statements for the fiscal year ended January 31, 2017, included in the Company’s Annual Report on Form 10-K filed with the SEC on April 7, 2017.
(c)

Except with respect to Mr. Jordan, reflects cash awards under the Company’s Senior Executive Short-Term Incentive Plan which is discussed in further detail under the heading “Compensation Discussion and

Analysis” above. With respect to Mr. Jordan, reflects amount paid to Mr. Jordan as an incentive bonus on the one-month anniversary of this appointment as the Company’s Vice President, CFO and Treasurer.

(d)	Value represents grant date fair value of 4,030 shares of restricted stock, which will vest in four equal annual installments.
(e)	Includes pay-out of unused vacation of $31,613, automobile allowance of $32,117, and an employer match under the Profit Sharing Plan of $6,222.
(f)	Includes automobile allowance of $6,000 and an employer match under the Profit Sharing Plan of $722.
(g)	Includes pay-out of unused vacation of $17,387, automobile allowance of $39,058, and an employer match under the Profit Sharing Plan of $4,347.
(h)	Represents automobile allowance.
(i)	Payments are made to Mr. Morawetz’s in the euro currency and was converted to U.S. dollars at the exchange rate as of January 31, 2017, which was €1:$1.0731.
(j)	Includes pay-out of unused vacation of $18,658 and an employer match under the Profit Sharing Plan of $5,534.
(k)	Includes pay-out of unused vacation of $15,038 and an employer match under the Profit Sharing Plan of $6,371.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on all outstanding equity awards held by each of the Named Executive Officers as of January 31, 2017.

	OPTION AWARDS				STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(a)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gregory A. Woods	25,000	—	7.9100	9/4/22
	25,000	25,000	13.8000	5/22/24
	12,500	37,500	13.9540	3/16/25
	—	50,000	15.0100	3/14/26
					27,693	(b)	383,825	67,350	933,471
John P. Jordan	5,000	5,000	15.6300	8/1/26

Joseph P. O’Connell	10,000	—	11.4450	4/12/17
	4,800	—	7.3600	3/15/20
	5,175	—	8.3500	3/29/22
	3,750	3,750	14.2000	3/17/24
					9,380	(d)	130,007	14,368	199,140
Michael Morawetz	3,500	—	11.4450	4/12/17
	837	—	8.3500	3/29/22
	2,350	2,350	14.2000	3/17/24
					3,927	(e)	54,428	7,184	99,570
Stephen M. Petrarca	6,500	—	11.4450	4/12/17
	844	—	8.3500	3/29/22
	2,300	2,300	14.2000	3/17/24
					3,505	(f)	48,579	7,184	99,570
Michael J. Natalizia	1,600	—	11.8950	3/26/17
	1,000	—	8.9500	4/1/18
	1,000	—	6.2200	3/18/19
	1,000	—	7.3600	3/15/20
	1,000	—	7.9500	3/14/21
	3,575	—	8.3500	3/29/22
	2,500	2,500	14.2000	3/17/24
					3,285	(g)	45,530	7,184	99,570

(a)	Options vest in four equal annual installments commencing on the first anniversary of the option grant date (which is ten years prior to the expiration date).
(b)	Consists of (i) 134 shares of restricted stock that vested on March 16, 2017; (ii) 268 shares of restricted stock that will vest in equal tranches on March 16, 2018 and 2019; (iii) 22,810 restricted stock units that will vest in equal tranches on May 20, 2017, 2018, and 2019; (iv) 1,008 shares of restricted stock that vested on March 14, 2017; (v) 3,022 shares of restricted stock that will vest in tranches of 1,008 shares, 1,007 shares and 1,007 shares on March 14, 2018, 2019 and 2020, respectively; (vi) 151 restricted stock units that vested on March 14, 2017; and (viii) 300 restricted stock units that will vest in two equal tranches on March 14, 2018 and 2019.
(c)

Includes performance-based restricted stock units held by the Named Executive Officers other than Mr. Jordan, which may be earned based upon the increase in net sales, if any, achieved in each of fiscal years 2016, 2017, and 2018 relative to a three-year net sales increase goal. Shares earned based on organic revenue growth are fully vested when earned, while those earned based on revenue growth via acquisitions will vest annually over a three-year period following the fiscal year in which the revenue growth occurs. On March 13,

2017, the Compensation Committee determined that a portion of the shares were earned by the Named Executive Officers based upon organic revenue growth. The total number of these performance-based restricted stock units held by each Named Executive Officer as of January 31, 2017 and the number of shares earned based on fiscal year 2017 net sales are as follows:

Name	Performance-based Restricted Stock Units held as of January 31, 2017	Shares Earned based on Organic Revenue Growth during Fiscal 2017
Mr. Woods	67,350	4,606
Mr. Jordan	—	—
Mr. O’Connell	14,368	982
Mr. Morawetz	7,184	491
Mr. Petrarca	7,184	491
Mr. Natalizia	7,184	491

(d)	Consists of (i) 9,284 restricted stock units that will vest in three equal tranches on May 20, 2017, 2018, and 2019; (ii) 32 restricted stock units that vested on March 14, 2017; and (iii) 64 restricted stock units that will vest in equal tranches on March 14, 2018, and 2019.
(e)	Consists of (i) 3,879 restricted stock units that will vest in three equal tranches on May 20, 2017, 2018, and 2019; (ii) 16 restricted stock units that vested on March 14, 2017; and (iii) 32 restricted stock units that will vest in equal tranches on March 14, 2018 and 2019.
(f)	Consists of (i) 3,457 restricted stock units that will vest in three equal tranches on May 20, 2017, 2018, and 2019; (ii) 16 restricted stock units that vested on March 14, 2017; and (iii) 32 restricted stock units that will vest in equal tranches on March 14, 2018 and 2019.
(g)	Consists of (i) 3,237 restricted stock units that will vest in three equal tranches on May 20, 2017, 2018, and 2019; (ii) 16 restricted stock units that vested on March 14, 2017; and (iii) 32 restricted stock units that will vest in equal tranches on March 14, 2018 and 2019.

Grants of Plan Based Awards

The following table provides information on all plan-based awards by the Company for the fiscal year ended January 31, 2017 to each Named Executive Officer.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(c)
		Threshold ($)(a)(b)	Target ($)(a)	Maximum ($)(a)
Gregory A. Woods	3/14/2016				4,030	(d)				60,490
	3/14/2016						50,000	(e)	15.01	143,175
			278,100	674,393
John P. Jordan		5,000	5,000	5,000
	8/1/2016						5,000	(f)	15.63	18,345
Joseph P. O’Connell			103,000	249,775
Michael Morawetz			65,847	159,679
Stephen M. Petrarca			42,307	102,595
Michael J. Natalizia			39,629	96,100

(a)	Other than with respect to Mr. Jordan, represents awards under the Company’s Short-Term Incentive Plan. See “Compensation Discussion & Analysis – Short-Term Incentive Plan” for additional information regarding the Short-Term Incentive Plan. With respect to Mr. Jordan, represents a cash bonus payable upon the one-month anniversary of Mr. Jordan’s appointment as the Company’s’ Vice President, CFO, and Treasurer.
(b)	The Company’s Short-Term Incentive Plan does not provide for any threshold payment amount for amounts that may be earned with respect to the Consolidated Net Sales Goal or 2017 Consolidated Operating Income Goal. Amounts that may be earned with respect to the EVA Performance Goal are not subject to an Adjustment Factor and are paid only if the EVA Performance Goal is achieved. The amounts allocated under the Short-Term Incentive Plan to achievement of the EVA Performance Goal for each of our NEOs other than Mr. Jordan, who did not participate in the Short-Term Incentive Plan for fiscal year 2017, are as follows: Mr. Woods – $13,905; Mr. O’Connell – $5,150; Mr. Morawetz – $3,292; Mr. Petrarca – $2,115; and Mr. Natalizia – $1,982.
(c)	The grant date fair value of each restricted stock unit and restricted stock award is equal to the closing price of our common stock on the grant date. The assumptions used in the calculation of the grant date fair value of option awards are included in footnote 11 to the Company’s audited financial statements for the fiscal year ended January 31, 2017, included in the Company’s Annual Report on Form 10-K filed with the SEC on April 7, 2017.
(d)	Consists of shares of restricted stock issued pursuant to the Company’s 2007 Equity Incentive Plan, which will vest in four equal annual installments commencing on the first anniversary of the grant date.
(e)	Consists of an option award issued pursuant to the Company’s 2007 Equity Incentive Plan, which will vest in four equal annual installments commencing on the first anniversary of the grant date.
(f)	Consists of an option award issued pursuant to the Company’s 2015 Equity Incentive Plan, which will vest in four equal annual installments commencing on the first anniversary of the grant date.

Option Exercises and Stock Vested

The following table provides information on all exercises of options by the Named Executive Officers and vesting of restricted stock awards during the fiscal year ended January 31, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(a)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(b)
Gregory A. Woods	25,000	170,125	31,187	459,652
John P. Jordan	—	—	—	—
Joseph P. O’Connell	5,375	34,669	8,381	119,645
Michael Morawetz	—	—	4,011	57,094
Stephen M. Petrarca	12,406	95,982	3,720	52,977
Michael J. Natalizia	—	—	3,847	54,621

(a)	Based on the difference between the closing market price of the Company’s common stock on the date of exercise and option exercise price.
(b)	The amounts shown are calculated based on the closing market price of the Company’s common stock on the date of vesting multiplied by the number of shares or restricted stock units that vested.

Potential Payments upon Termination or Change-in-Control

The following table provides information regarding the estimated amounts payable to Mr. Woods pursuant to the CIC Agreement and Mr. Morawetz pursuant to his employment agreement with the Company, in each case assuming that the trigger event occurred on January 31, 2017, the last day of the Company’s most recently completed fiscal year. The amounts shown as payable upon the triggering events described do not include amounts earned by the individual and accrued before the occurrence of the triggering event but payable after the triggering event, such as accrued and unpaid salary or the value of accrued but unused paid-time-off.

Name and Trigger Event	Cash ($)	Equity ($)		Perquisites/ Benefits ($)		Total ($)
Gregory A. Woods	976,350	1,261,208	(a)	157,911	(b)	2,395,469
Termination of Mr. Woods’ employment during the CIC Period by the Company without cause or by Mr. Woods for good reason
Michael Morawetz	517,374	—		—		517,374
Termination of Mr. Morawetz’s employment by the Company without cause

(a)	Represents the value attributable to the acceleration of vesting of (i) in-the-money options to purchase 25,000 shares of common stock, which is equal to the difference between the applicable option exercise price and the closing price of the Company’s common stock as reported by the NASDAQ Global Market on January 31, 2017, multiplied by the number of shares underlying the options, and (ii) 90,888 restricted stock awards and units, which is equal to the closing price of the Company’s common stock on January 31, 2017, multiplied by the number of restricted stock awards and units for which vesting would be accelerated.
(b)	Value represents $47,598 attributable to the cost of continuing health benefits and $110,313 in costs for outplacement services.

Risk Related to Compensation Policies

The Company’s compensation policies and practices for its employees, including its executive compensation program described in Compensation Discussion and Analysis, aim to provide a risk-balanced compensation package which is competitive in our market sectors and relevant to the individual executive. Pursuant to STIP and LTIP, the Company expects to continue to award to certain executives and employees, upon satisfaction of applicable performance conditions and subject to future approval and grant by the Compensation Committee, equity and cash-based awards. Because the STIP and LTIP provide for a blend of short-term and long-term goals, and include substantial vesting features, the Company believes that the structure of its compensation plans discourages short-term risk taking and aligns the interest of its executives and managers with those of its shareholders. The Company does not believe that risks arising from these practices, or its compensation policies and practices considered as a whole, are reasonably likely to have a material adverse effect on the Company.

RELATED PARTY TRANSACTIONS

Potential conflicts of interest and related party transactions are referred by the Board to the Audit Committee for review and approval. In reviewing and evaluating potential conflicts of interest and related party transactions, the Audit Committee uses applicable NASDAQ listing standards and SEC rules as a guide.

Other than as described below, no officer, director or nominee for director of the Company or any associate of any of the foregoing had during the fiscal year ended January 31, 2017 any material interest, direct or indirect, in any material transaction or any material proposed transaction in which the amount exceeds $120,000 and to which the Company was or is to be a party.

The Company employs two sons of Everett V. Pizzuti, to both of whom the Company paid or accrued over $120,000 in compensation during the fiscal year ended January 31, 2017: Eric Pizzuti, as Vice President and General Manager, Product Identification, and Christopher Pizzuti, as a Product Identification Field Sales Engineer. The Company paid Eric Pizzuti $146,301 in salary and bonus and paid Christopher Pizzuti $136,100 in salary and sales commissions. Eric Pizzuti also received a matching contribution to his Profit Sharing Plan account of $6,130. Christopher Pizzuti also received an automobile allowance of $7,500, a vacation payout of $3,358, and a matching contribution to his Profit Sharing Plan account of $732.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about the Company’s equity compensation plans as of January 31, 2017:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders	841,250	(1)	$11.96	(2)	285,200	(3)
Equity Compensation Plans Not Approved by Shareholders	—		—		—

Total	841,250	(1)	$11.96	(2)	285,200

(1)	Includes 30,700 shares issuable upon exercise of outstanding options granted under the Company’s 1997 incentive stock option plan; 26,500 shares issuable upon exercise of outstanding options granted under the Company’s 1998 non-qualified stock option plan; 526,456 shares issuable upon exercise of outstanding options granted under the Company’s 2007 Equity Incentive Plan; and 101,800 shares issuable upon exercise of outstanding options granted and 189,794 restricted stock units outstanding under the Company’s 2015 Equity Incentive Plan. Refer to footnote 11 to the Company’s audited financial statements for the fiscal year ended January 31, 2017 included in the Company’s Annual Report on Form 10-K filed with the SEC on April 7, 2017 for further discussion.
(2)	Does not include restricted stock units.
(3)	Represents 239,976 shares available for grant under the AstroNova, Inc. 2007 and 2015 Equity Incentive Plans and 45,224 shares available for issuance under the Company’s Employee Stock Purchase Plan. This balance does not include 24,073 shares issued pursuant to outstanding unvested restricted stock awards which are subject to forfeiture.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by the Section 14A(a)(2) of the Exchange Act, the Board is providing shareholders with the opportunity to cast an advisory vote on the Company’s executive compensation at the annual meeting through the following resolution:

“RESOLVED, that the shareholders approve the Company’s executive compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

The Board believes that the Company’s compensation policies and procedures, which are described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement and in the tables and narrative in the “Executive Compensation” section, are strongly aligned with the long-term interests of shareholders. These policies and procedures balance short-term and longer-term compensation opportunities to ensure that the Company meets short-term objectives while continuing to produce value for our shareholders over the long term.

Approval of this proposal requires the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the annual meeting. This vote will not be binding on or overrule any decisions by the Board or any committee thereof, will not create or imply any additional fiduciary duty on the part of the Board, and will not restrict or limit the ability of the Company’s shareholders to make proposals for inclusion in proxy materials related to executive compensation. However, the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board recommends a vote “FOR” approval of the Company’s executive compensation, as described in the Compensation Discussion and Analysis, and the tabular disclosure regarding Named Executive Officer compensation (together with accompanying narrative disclosure) in this Proxy Statement.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of three directors, each of whom is independent as defined by the NASDAQ listing standards and SEC rules. The Audit Committee operates under a written charter approved by the Board.

Management is responsible for the Company’s internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee’s responsibilities focus on two primary areas: (1) the adequacy of the Company’s internal controls and financial reporting process and the reliability of the Company’s financial statements; and (2) the independence and performance of the Company’s independent accountants. The Audit Committee has sole authority to select, evaluate and when appropriate, to replace the Company’s independent auditors.

The Audit Committee has met with management and the Company’s independent accountants, Wolf & Company, P.C., to review and discuss the January 31, 2017 financial statements. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee also discussed with Wolf & Company, P.C. the matters required by Auditing Standard No. 16 (Communication with Audit Committees) issued by the Public Company Accounting Board. The Audit Committee also received from Wolf & Company, P.C. the written disclosures and the letter from Wolf & Company, P.C. pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding Wolf & Company, P.C.’s communications with the Audit Committee concerning independence, and has discussed with Wolf & Company, P.C. its independence from the Company.

The Audit Committee received the information concerning the fees of Wolf & Company, P.C. for the year ended January 31, 2017 set forth below under “Independent Accountant Fees and Services.” When applicable, the Audit Committee considers whether the provision of non-audit services is compatible with maintaining the independence of the independent accountants. Wolf & Company, P.C. did not provide any non-audit services during the fiscal year ended January 31, 2017.

Based upon the review and discussions referred to above, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended January 31, 2017, to be filed with the SEC.

Audit Committee:

Graeme MacLetchie (Chairman)

Harold Schofield

Mitchell I. Quain

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has sole authority to select, evaluate and when appropriate, to replace the Company’s independent auditors. The Audit Committee has appointed Wolf & Company, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2018. Although action by the Company’s shareholders on this matter is not required, the Audit Committee believes it is appropriate to seek shareholder ratification in light of the critical role played by the independent auditors in maintaining the integrity of Company financial controls and reporting and hereby requests the shareholders to ratify such appointment.

Approval of this proposal requires the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the annual meeting.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2018.

Independent Accountants’ Fees, Services and Other Matters

The Company expects a representative of Wolf & Company, P.C. will be present at the annual meeting with the opportunity to make a statement, if he or she so desires, and that such representative will be available to respond to appropriate questions.

Aggregate fees for professional services rendered for the Company by Wolf & Company, P.C. for the fiscal years ended January 31, 2017 and 2016 are set forth below. The aggregate fees included in the “Audit Fees” category are billed for the fiscal years for the audit of the Company’s annual financial statements and review of financial statements and statutory and regulatory filings or engagements.

	2017	2016
Audit Fees	$205,000	$180,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Audit Fees for the fiscal years ended January 31, 2017 and 2016 were for professional services rendered for the audits of the financial statements of the Company, quarterly review of the financial statements included in the

Company’s Quarterly Reports on Form 10-Q, consents and other assistance required to complete the year end audit of the consolidated financial statements.

Policy on Audit Committee Pre-Approval. The Audit Committee pre-approves all audit and non-audit services provided by the independent accountants prior to the engagement of the independent accountants with respect to such services. None of the services described above were approved by the Audit Committee under the de minimis exception provided by Rule 2-01(C)(7)(i)(c) under Regulation S-X.

FINANCIAL REPORTS

A copy of the annual report of the Company for the fiscal year ended January 31, 2017, including the Company’s annual report to the SEC on Form 10-K, accompanies this proxy statement. Such report is not part of this proxy statement.

PROPOSALS FOR 2018 ANNUAL MEETING

The 2018 annual meeting of the shareholders of the Company is scheduled to be held on May 15, 2018. If a shareholder intending to present a proposal at that meeting wishes to have such proposal included in the Company’s proxy statement and form of proxy relating to the meeting, the shareholder must submit the proposal to the Company no later than December 19, 2017. Shareholder proposals that are to be considered at the 2018 annual meeting but not requested to be included in the proxy statement must be submitted no later than March 16, 2018 and no earlier than December 16, 2017.

OTHER MATTERS

No business other than that set forth in the attached Notice of Meeting is expected to come before the annual meeting, but should any other matters requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interests of the Company. In the event any of the nominees for the office of director should withdraw or otherwise become unavailable for reasons not presently known, the persons named as proxies will vote for other persons in their place in what they consider the best interests of the Company.

You are urged to sign and return your proxy promptly to make certain your shares will be voted at the meeting. You may revoke your proxy at any time before it is voted.

By Order of the Board of Directors

Peter M. Rosenblum
Secretary

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                    ☒

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors	☐	☐	☐
Nominees
01)	Graeme MacLetchie 02) April L. Ondis 03) Everett V. Pizzuti 04) Mitchell I. Quain 05) Harold Schofield
06)	Hermann Viets, Ph.D. 07) Gregory A. Woods
The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2.	To approve on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers, as disclosed in the proxy statement for the 2017 annual meeting of its shareholders.					☐	☐	☐
3.	Ratify the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2018.					☐	☐	☐
NOTE: In their discretion, upon such other matters as may properly come before the meeting
For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com

ASTRONOVA, INC. Annual Meeting of Shareholders-May 17, 2017 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned shareholder of AstroNova, Inc. (the “Company”), whose signature appears on the reverse side of this proxy, hereby appoints Graeme MacLetchie, April L. Ondis, Everett V. Pizzuti, Mitchell I. Quain, Harold Schofield, Hermann Viets and Gregory A. Woods, and each of them acting singly, as proxies and attorneys with power of substitution and with all the powers the undersigned would possess if personally present, to vote all shares of the capital stock of the Company that the undersigned is entitled to vote at the Company’s annual meeting of shareholders to be held May 17, 2017, at 600 East Greenwich Avenue, West Warwick, Rhode Island, and at any adjournments or postponements thereof, as directed with respect to the matters set forth herein and with discretionary authority on all other matters that may properly come before said meeting, as more fully described in the notice of annual meeting and the related proxy statement, copies of which have been received by the undersigned shareholder. Attendance by the undersigned at the annual meeting or any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES SPECIFIED IN PROPOSAL 1, AND FOR PROPOSALS 2, AND 3 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE SAID MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Address change / comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side